Exhibit 10.1

FORBEARANCE AGREEMENT AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Forbearance Agreement and First Amendment to Loan and Security Agreement (this “Agreement”) is entered into as of March 30, 2012, by and between SQUARE 1 BANK, (the “Bank”) and Lucid, Inc. (the “Borrower”), with reference to the following facts:

A.            Borrower has borrowed funds from Bank pursuant to that certain Loan and Security Agreement by and between Bank and Borrower dated as of July 20, 2011, as amended (the “Loan Agreement”).

B.            As of the date hereof, there is owing under the Loan Agreement a principal amount of $ 2,333,333.36 (not including, to the extent applicable, any contingent obligations, e.g. those arising out of any undrawn letters of credit issued by Bank for Borrower’s benefit), accrued and unpaid interest in the amount of $ 1,409.72, outstanding legal fees and costs, plus all other outstanding amounts and costs of enforcement due under the Loan Agreement.  Such amount, plus accruing interest and costs and accrued and accruing attorneys’ fees and costs are hereinafter referred to herein as the “Existing Debt.”

C.            Certain Events of Default have occurred and exist under the Loan Agreement, including under (i) Section 6.7(a) of the Agreement for the January 2012, February 2012 and March 2012 measuring periods and (ii) Section 8.9 due to Jay M. Eastman and William J. Shea failing to meet certain guarantor reporting requirements (collectively, the “Existing Default”).  The Existing Default entitles Bank immediately to enforce all the remedies set forth in the Loan Agreement.  Borrower has asked Bank to forbear from exercising those remedies as a result of the Existing Default, and Bank has agreed, provided Borrower enters into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.             Defined Terms.  Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

2.             Acknowledgement of Liability.  As of the date of this Agreement, Borrower owes Bank an amount equal to the Existing Debt.  Borrower reaffirms all of its obligations under the Loan Agreement and hereby forever waives and relinquishes any and all claims, set-offs or defenses that Borrower may now have with respect to the payment of sums due to Bank and the performance of other obligations under the Loan Agreement.  The security interests granted to Bank in the Loan Agreement in the Collateral remain perfected, first priority liens.

3.             Forbearance.  Borrower acknowledges the existence of the Existing Default under the Loan Agreement.  Borrower further acknowledges and agrees that Bank is not in any way agreeing to waive such Existing Default as a result of this Agreement or the performance by the parties of their respective obligations hereunder or thereunder.  Subject to the conditions contained herein and performance by Borrower of all of the terms of this Agreement and the Loan Agreement after the date hereof, Bank shall, through April 30, 2012 or until such earlier date that there shall occur any further Event of Default (the “Forbearance Period”), forbear from exercising any remedies that it may have against Borrower as a result of the occurrence of the Existing Default.  Such forbearance does not apply to any other Event of Default or other failure by Borrower to perform in accordance with the Loan Agreement or this Agreement.  This forbearance shall not be deemed a continuing waiver or forbearance with respect to any Event of Default of a similar nature that may occur after the date of this Agreement.

4.             Repayment.

(a)           Borrower shall continue to make all payments as they become due under the Loan Agreement.

(b)           In consideration of Bank’s execution of this Agreement, Borrower shall pay Bank a forbearance fee equal to $10,000 (the “Forbearance Fee”), which fee shall be due and payable upon the execution hereof.

5.             Ratification by Borrower of Bank’s First Priority Security Interest in Collateral.  Borrower hereby confirms and ratifies Bank’s first priority lien and security interest in and to all Collateral, including all property described on Exhibit A hereto.

Borrower shall execute such security agreements, financing statements and other documents as Bank may from time to time reasonably request to carry out the terms of this Agreement and the Loan Agreement.  Borrower authorizes Bank to file such financing statements and amendments relating to the Collateral.  Such liens and security interests shall secure all of the obligations of Borrower under this Agreement and the Loan Agreement.

6.             Receipt and Application of Payments.  All payments hereunder and under the Loan Agreement may, at Bank’s option, first be applied against Bank Expenses and accrued and unpaid interest, and the balance against the principal portion of the Existing Debt in reverse order of maturity, all in Bank’s sole and absolute discretion.  Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default pursuant to this Agreement, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise all rights conferred upon it herein or in the Loan Agreement upon the occurrence of an Event of Default.  To the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Existing Debt, or any part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made, shall accrue interest at the highest rate applicable to any portion thereof, shall be secured by the Collateral and payable on demand.

7.             Representations and Warranties.

(a)           Borrower hereby represents and warrants that no Event of Default or failure of condition has occurred or exists, or would exist with notice or lapse of time or both under any of the Loan Agreement, other than the Existing Default.

(b)           The forbearance period granted pursuant to the terms of this Agreement is reasonable and is based upon the projections of Borrower.

(c)           All representations and warranties of Borrower in this Agreement and the Loan Agreement are true and correct in all material respects as of the date hereof, and shall survive the execution of this Agreement.

(d)           Bank has not at anytime directed or participated in any aspect of the management of Borrower or the conduct of Borrower’s business.  Borrower has made all business decisions independently of Bank, and Bank has limited its actions to those solely of a lender of money.

(e)           Bank is not required to grant any additional credit to Borrower or to renew or forbear to enforce any obligations of Borrower other than the limited forbearance set forth in Section 3 of this Agreement.

8.             Amendments. The Loan Agreement is hereby amended as follows:

(a)           The following defined term in Exhibit A of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Term Loan Maturity Date” is April 30, 2012.

(b)           Section 2.1(b)(ii) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(ii)         Interest shall continue to accrue from the date of each Term Loan at the rate specified in Section 2.3(a). On the Term Loan Maturity Date, all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed.”

(c)           Section 6.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“6.7        Minimum Cash.  Borrower shall maintain a balance of unrestricted cash at Bank not less than $1.500,000 at all times.”

9.             Default.  In addition to all other Event(s) of Default under the Loan Agreement, the following shall constitute an Event of Default under this Agreement:

(a)           Borrower’s failure to pay any amount when due under this Agreement or to perform any covenant or other agreement contained in this Agreement or any other document entered into pursuant hereto;

10.          Rights and Remedies.

(a)           Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(i)            Without notice to Borrower, set off and apply to the amounts due and owing under the Loan Agreement and this Agreement:

(A)          any and all cash or certificates of deposit held by Bank for whatever purpose; and

(B)          indebtedness at any time owing to or for the credit or the account of Borrower held by Bank.

(ii)           Take action against Borrower for payment under the Loan Agreement and this Agreement;

(iii)          Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts; and/or

(iv)          Exercise any right and remedy authorized by the Loan Agreement and/or this Agreement and/or applicable law.

(b)           Bank’s rights and remedies under this Agreement, the Loan Agreement and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on the part of Borrower shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  Bank shall have the right to take any action it deems necessary against Borrower in order to enforce or perfect, or to realize on its security interest in the Collateral.

11.          Conditions Precedent.  The effectiveness of this Agreement is subject to Bank’s receipt of all of the following:

(a)           this Agreement and such other agreements and instruments reasonably requested by Bank pursuant hereto (including such documents as are necessary to create and perfect Bank’s interest in the Collateral), each duly executed by Borrower;

(b)           a certificate of the secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement, in form acceptable to Bank;

(c)           payment of all Bank Expenses incurred through the date of this Agreement;

(d)           payment of the Forbearance Fee; and

(e)           such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

12.          Waiver of Notice and Cure.  Borrower acknowledges that Events of Default have occurred under the Loan Agreement that, but for this Agreement, would have entitled Bank to exercise all the remedies available to Bank under the Loan Agreement and applicable law.  Borrower waives all notices of default and rights to cure that are otherwise provided in the Loan Agreement or applicable law.  Borrower further waives any claim that a sale or other disposition by Bank of the Collateral is not commercially reasonable because Bank disclaims any warranties with respect to such sale or other disposition, including, without limitation, disclaimers of warranties relating to title, possession, quiet enjoyment, or the like.

13.          Release.

(a)           Borrower acknowledges that Bank would not enter into this Agreement without Borrower’s assurance hereunder.  Except for the obligations arising hereafter under this Agreement, Borrower hereby absolutely discharges and releases Bank, any person or entity that has obtained any interest from Bank under the Loan Agreement and each of Bank’s and such entity’s former and present partners, stockholders, officers, directors, employees, successors, assignees, agents and attorneys from any known or unknown claims which Borrower now has against Bank of any nature, including any claims that Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby.

(b)           The provisions, waivers and releases set forth in this section are binding upon Borrower and Borrower’s shareholders, agents, employees, assigns and successors in interest, and each and every party claiming rights by or through Borrower.  The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest.

(c)           Borrower warrants and represents that Borrower is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.  Borrower shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

(d)           The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Agreement and the Loan Agreement, and/or Bank’s actions to exercise any remedy available under the Loan Agreement or otherwise.

14.          Further Assurances.  Borrower will take such other actions as Bank may reasonably request from time to time to perfect or continue Bank’s security interests in Borrower’s property, and to accomplish the objectives of this Agreement.

15.          Consultation of Counsel.  Borrower acknowledges that Borrower has had the opportunity to be represented by legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement.  Borrower has executed this Agreement after reviewing and understanding each provision of this Agreement and without reliance upon any promise or representation of any person or persons acting for or on behalf of Bank.  Borrower further acknowledges that Borrower and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof and the delivery and acceptance of the consideration described herein.

16.          Miscellaneous.

(a)           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns; provided, however, that the foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder.

(b)           Integration.  This Agreement and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

(c)           Entire Agreement.  This Agreement and the Loan Agreement contain the entire agreement of the parties hereto and supersede any other oral or written agreements or understandings with respect to the subject matter hereof and thereof.

(d)           Course of Dealing; Waivers.  No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Bank.

(e)           Time is of the Essence.  Time is of the essence as to each and every term and provision of this Agreement and the other Loan Agreement.

(f)            Counterparts.  This Agreement may be signed in counterparts and all of such counterparts when properly executed by the appropriate parties thereto together shall serve as a fully executed document, binding upon the parties.

(g)           Legal Effect.  Except as explicitly set forth herein, the Loan Agreement remains unmodified and in full force and effect.  If any provision of this Agreement conflicts with applicable law, such provision shall be deemed severed from this Agreement, and the balance of this Agreement shall remain in full force and effect.

(h)           Choice of Law and Venue; Jury Trial Waiver.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law.  Jurisdiction shall lie in the State of North Carolina.  All disputes, controversies, claims, actions and similar proceedings arising with respect to your account or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters.  BANK AND BORROWER EACH ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.  If the jury waiver set forth in this Section 16(h) is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules.  The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section.  The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator.  Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

(i)            Assignment and Indemnity.  Borrower consents to Bank’s assignment of all or any part of Bank’s rights under this Agreement and the Loan Agreement.  Borrower shall indemnify and defend and hold Bank and any assignee of Bank’s interests harmless from any actions, costs, losses or expenses (including attorneys’ fees) arising out of such assignment, this Agreement and the Loan Agreement.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the first date above written.

SQUARE 1 BANK

By:	/s/ BASIL KUSHNIR

Title:	AVP — Venture Banking

LUCID, INC.

By:	/s/ MARTIN J. JOYCE

Title:	Chief Financial Officer

EXHIBIT A

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

Exhibit A - 1